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                                                                     Exhibit 4.3

                        [BIOMUNE CORPORATION LETTERHEAD]

                                  June 14, 2001


Dr. A.P. Wheeler
Dept of Biological Sciences
132 Long Hall
Clemson, SC 29634-1903

Dear Hap:

    This letter sets forth the terms whereby Biomune Systems, Inc., a Nevada corporation ("Biomune"), agrees to retain Dr. A.P. Wheeler to act as consultant and advisor to Biomune regarding biodegradable research. In exchange for your services, Biomune shall deliver to you 10,000 shares of Common Stock of Biomune, par value $0.0001 per share, (the "Shares"), which will be duly authorized, legally and validly issued and outstanding, fully paid, non-assessable and registered pursuant to the Securities Act of 1933, as amended. The Shares will be issued to you upon an effective registration statement.

    In exchange for the Shares, you shall provide to Biomune direction on a wide variety of biodegradable research programs, along with any other activities or services requested by Biomune relating to research activities.

    If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and deliver a copy of this letter as provided for herein, whereupon this letter shall represent a binding agreement between us.

                                                  Very truly yours,

                                                  BIOMUNE SYSTEMS, INC.


                                                  By:
                                                     ---------------------------
                                                     Name: Larry Koskan
                                                     Title: President and CEO


Accepted and agreed to
as of the date first
above written:

---------------------------------
Dr. A.P. Wheeler